ATSG Elects Laura Peterson to Board of Directors

WILMINGTON, OH - June 14, 2018 - Air Transport Services Group, Inc. (NASDAQ:ATSG) today announced the election of Laura J. Peterson to its Board of Directors, effective June 14, 2018.

Peterson brings 22 years of experience in the global aerospace industry at The Boeing Company, where she held a series of executive positions in aircraft sales, international business development, global strategy, government relations and homeland security. Her most recent role was Vice President, China Business Development for Boeing Commercial Airplanes, where she was responsible for Boeing’s largest commercial market. She is an incoming 2018-2019 Fellow of the Stanford Distinguished Careers Institute.

Randy Rademacher, board chairman of ATSG, said Peterson’s detailed knowledge of the global commercial aircraft marketplace, and the diverse range of responsibilities she has held, make her an ideal addition to ATSG’s Board.

“ATSG has achieved great success from a business model built on cost-efficient medium body Boeing aircraft, creating superior value for its customers. I know Laura will bring exceptional insights as we plan the next phase of the company’s growth as both a lessor and operator of converted freighters throughout the world. Her extensive public aerospace company experience and understanding of the strategic considerations and challenges associated with a complex, highly regulated industry make her an excellent addition to the Board.”

Peterson said she is pleased to join the Board of a company that has carved a highly successful niche business in the rapidly growing air cargo market.

“ATSG is led by a management team with a demonstrated track record of strategic and operational excellence. Their thought leadership has served to shape the air cargo industry. I look forward to working with them and other Board members as the company charts its next phase of growth, positions itself for continued success and navigates increasingly complex customer and regulatory requirements around the world.”

Peterson increases the Board’s membership to seven. She holds a B.S. in Industrial Engineering from Stanford University and an M.B.A. from The Wharton School at the University of Pennsylvania.

About Air Transport Services Group
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including two airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, aircraft maintenance and conversion services, and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; and Airborne Maintenance and Engineering Services, Inc. including its subsidiary, Pemco World Air Services, Inc. For more information, please see www.atsginc.com.

Contact:
Paul Cunningham
ATSG Corporate Communications
(937) 366-2310